UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 11-K/A
(Amendment No. 1)

☑	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934
For the Fiscal Year Ended December 31, 2024

☐	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

Commission File No.	0-15950	(First Busey Corporation)
	33-30095	(First Busey Corporation Profit Sharing Plan and Trust)
A.    Full title of the plan and the address of the plan, if different from that of the issuer named below:
FIRST BUSEY CORPORATION PROFIT SHARING PLAN AND TRUST
B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
FIRST BUSEY CORPORATION
100 W. University Avenue
Champaign, Illinois 61820

Explanatory Note
This Amendment is being filed solely to include the auditor’s consent with the appropriate conformed signature. No other changes have been made to the Form 11-K as originally filed.

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SIGNATURE
The Plan Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

First Busey Corporation Profit Sharing Plan and Trust

Date: June 30, 2025	By:	/s/ HOPE MCALLISTER
	Name:	Hope McAllister
	Title:	Executive Vice President, Chief Human Resources Officer

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FIRST BUSEY CORPORATION PROFIT SHARING PLAN AND TRUST
EXHIBIT INDEX

Exhibit Number	Description of Exhibit
23.1	Consent of FGMK, LLC
4